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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                               -----------------

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): February 18, 1997



                      TRINET CORPORATE REALTY TRUST, INC.
             (Exact name of Registrant as specified in its charter)



                                    Maryland
                            (State of Incorporation)


        1-11918                                              94-3175659
(Commission File Number)                              (IRS Employer ID.
 Number)





      Four Embarcadero Center, Suite 3150
             San Francisco, CA                                  94111
    (Address of principal executive offices)                 (Zip Code)




                                 (415) 391-4300
              (Registrant's telephone number, including area code)
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Item 5.  Other Events

Property Acquisitions. From February 18, 1997 through March 21, 1997, TriNet Corporate Realty Trust, Inc. ("the Company") acquired nine properties (the "Acquired Properties") for an aggregate purchase price of approximately $148.5 million, plus aggregate acquisition costs of approximately $1.2 million. As of March 21, 1997, the Company's portfolio consisted of 88 properties. The Acquired Properties are described below. Neither the Company, any subsidiary of the Company, nor any director or officer of the Company was affiliated with or had a material relationship with the seller of any property described below.

         IBM Dallas. On February 18, 1997, TriNet Corporate Partners II, L. P. ("TCPII"), a wholly-owned subsidiary of the Company, purchased a 222,267 square foot operations center leased to International Business Machines Corporation ("IBM") located in Dallas, Texas (the "IBM Dallas Property") from WHC-Six Real Estate Limited Partnership, a Delaware limited partnership, for a purchase price of approximately $9.9 million. TCPII acquired a fee title interest in the IBM Dallas Property. The purchase price for the IBM Dallas Property was funded by a $9.5 million draw on the Company's $200.0 million unsecured revolving credit facility ("the Acquisition Facility") with a group of 11 banks for which Morgan Guaranty Trust Company of New York is the lead agent and The First National Bank of Boston is the managing co-agent, with the remainder being funded from working capital.

         RiverEdge Summit. On March 6, 1997, TriNet Essential Facilities XXIII, Inc. ("TriNet XXIII"), a wholly-owned subsidiary of the Company, purchased a 444,362 square foot office complex, consisting of two nine-story buildings leased primarily to IBM located in Atlanta, Georgia (the "RiverEdge Summit Property") from Gateway Georgia Properties, Inc., a California corporation, for a purchase price of $60.0 million. The RiverEdge Summit Property includes structured parking and additional land for the development of a third building of approximately 250,000 square feet. TriNet XXIII acquired a fee title interest in the RiverEdge Summit Property. The Company used proceeds from the common stock offering completed in February 1997
         (the "February Offering") to fund this acquisition. The RiverEdge Summit Property is 100% leased to the following four tenants with IBM occupying approximately 87% of the space: IBM, A.D.A.M. Software, Inc., Rolm Company and The Amend Group Interests, Inc.





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         Cardinal Commerce Center.  On March 12, 1997, TCPII purchased a 121,068 square foot single story office/flex building leased to Northern Telecom, Inc. located in Richardson, Texas (the "Cardinal Commerce Center Property") from Cardinal Commerce Center, Inc., a Texas corporation, for a purchase price of approximately $9.6 million.
         TCPII acquired a fee title interest in the Cardinal Commerce Center Property. The Company used proceeds from the February Offering to fund this acquisition.

         Canyon Corporate Center. On March 14, 1997, TriNet XXIII purchased a three-property campus totaling 309,144 square feet leased to three tenants located in Anaheim, California (the "Canyon Corporate Center Properties") from Canyon Corporate Properties Limited Partnership, an Arizona limited partnership, for a purchase price of $29.0 million. TriNet XXIII acquired a fee title interest in the Canyon Corporate Center Properties. The purchase price was funded by approximately $19.8 million in proceeds from the February Offering and a $6.0 million draw on the Acquisition Facility, with the remainder being funded from working capital. The Canyon Corporate Center Properties are 100% leased to the following three tenants: Los Angeles Cellular Telephone Company, Experian Information Solutions, Inc. and Programmed Composites, Inc.

         RiverPark. On March 21, 1997, TriNet XXIII purchased a three-property office complex totaling 442,000 square feet leased to two tenants located in North Reading, Massachusetts (the "RiverPark Properties") from North Reading 93 Corporation and North Reading 93 Investment Corporation, both Massachusetts corporations, for a purchase price of $40.0 million. TriNet XXIII acquired a fee title interest in the RiverPark Properties. The purchase price was funded by a $37.5 million draw on the Acquisition Facility with the remainder being funded from working capital. The RiverPark Properties are 100% leased to the following two tenants: Lotus Development Corporation ("Lotus") and Central National-Gottesman, Inc. Lotus has the option, under certain agreements, to purchase the premises it currently occupies in the RiverPark Properties. The option is exercisable from June 1, 2000 through May 31, 2001.


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Item 7.  Financial Statements and Exhibits

Financial Statements

         Because it would be impractical to provide audited income statements of the operations of the Acquired Properties in conformance with Regulation S-X, Rule 3-14 at the time of this report, historical financial information concerning certain Acquired Properties and pro forma financial statements of the Company reflecting these transactions will be provided within 60 days from the date of the filing of this report under cover of Form 8-K/A.






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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 TRINET CORPORATE REALTY TRUST, INC.





                                 By: /s/ A. William Stein
                                     ------------------------------------------
                                         A. William Stein
                                         Executive Vice President and
                                         Chief Financial Officer
                                         (Authorized Officer of the Registrant
                                         and Principal Financial Officer)



Dated:  March 27, 1997